Exhibit 99.1
Kimberly-Clark Announces First Quarter 2023 Results
Net sales growth up 2 percent, organic growth up 5 percent
Revenue Growth Management program drives significant margin improvements
Company raises 2023 outlook for EPS growth

DALLAS, April 25, 2023 - Kimberly-Clark Corporation (NYSE: KMB) today reported first quarter 2023 results. Comparisons are made versus the prior year period, unless otherwise noted.
“I’m proud of our teams around the world for a strong start to the year. We grew organic sales by 5 percent, which reflects the health of our categories and the essential nature of our products," said Chairman and CEO Mike Hsu. “Our growth strategy continues to deliver behind strong execution of our commercial programs. Revenue growth management initiatives drove continued sales momentum with a better-than-expected elasticity impact on volume. Looking ahead, we have an exciting innovation pipeline that will deliver superior performance in health, wellness and sustainability. With our strong portfolio of trusted brands, we have our sights set on growing our categories and winning with consumers to enable long-term, profitable growth.”
Hsu continued, “While inflationary pressures have yet to subside, we drove continued improvement in our gross margin this quarter. We will continue to lean into our productivity and cost savings programs to mitigate elevated costs, while strategically investing in future growth platforms that will expand our presence in attractive markets for years to come."
Quarter Highlights
•Delivered strong top-line growth, with net sales of $5.2 billion, up 2 percent with organic sales growth of 5 percent. On a combined two year basis, organic growth increased 8 percent.
•Gross margin increased 340 basis points versus the prior year, driven by favorable net revenue realization offsetting inflation.
•Diluted earnings per share were $1.67, up 8 percent; up 24 percent versus adjusted earnings per share last year.
•Raised 2023 outlook for adjusted earnings per share growth of 6 to 10 percent, with operating profit up low double digits on a percent basis versus adjusted results last year.
Strategic Highlights
•Continuing advances in commercial capabilities, including revenue growth management and in-market execution.
•Personal Care driving occasion-led innovation with Kotex overnights and GoodNites.
•Refreshed Cottonelle Ultra Comfort and Ultra Clean in key U.S. accounts.

•Launched a new innovative washroom solution, Kimberly-Clark Professional ICON, that brings game changing hygiene and design in the United Kingdom.
•Recognized as one of Barron’s 100 Most Sustainable Companies in 2023 and one of Ethisphere’s 2023 World's Most Ethical Companies(R) for the fifth year in a row.
First Quarter 2023 Results
First quarter sales of $5.2 billion increased 2 percent, with organic sales up 5 percent, driven by a 10 percent increase in price and favorable product mix from ongoing revenue growth management programs offset by a 5 percent decrease in volume. Changes in foreign currency exchange rates decreased sales by approximately 4 percent. On a combined two year basis, organic growth increased 8 percent.
In North America, sales increased 5 percent over last year, including increases of 2 percent in Personal Care, 5 percent in Consumer Tissue and 12 percent in K-C Professional.
Outside North America, organic sales were up 4 percent in developing and emerging (D&E) markets and 10 percent in developed markets (Australia, South Korea and Western/Central Europe).
Gross margin improved by 340 basis points to 33.2 percent, with higher net revenue realization and cost savings offsetting higher input costs of $160 million.
First quarter operating profit was $787 million compared to $693 million last year, resulting in an operating margin of 15.1 percent, an increase of 150 basis points. On an adjusted basis, operating profit increased by 25 percent, driven by higher gross profit including $105 million in FORCE (Focus on Reducing Costs Everywhere) savings, offset by planned marketing, research and general expenses. Inflation increased input costs by $160 million this quarter, driven primarily by fiber and energy costs. Unfavorable currency effects impacted operating profit by $75 million during the quarter. Operating margin of 15.1 percent increased 280 basis points over adjusted operating margin last year.
Net interest expense was $66 million, an increase of 5 percent over the prior year due to higher weighted average interest rate on outstanding debt.
First quarter effective tax rate was 24.5 percent compared to reported rate of 18.2 percent and an adjusted rate of 21.0 percent last year due to benefits of certain tax planning initiatives.
Net income of equity companies was $43 million compared to $23 million last year driven by Kimberly-Clark de Mexico.
EPS increased 8 percent to $1.67 per diluted share on a reported basis and increased 24 percent on an adjusted basis, driven by the 25 percent increase in operating profit versus adjusted results last year.

Business Segment Net Sales Results

Change vs year ago (%)	Volume	Price	Mix/Other	Acquisition(a)	Currency	Total(b)	Organic(c)
Personal Care	(5)	7	1	1	(4)	(1)	3
North America	(2)	4	(1)	2	—	2	1
D&E Markets	(10)	11	2	—	(8)	(5)	3
Developed Markets	(4)	7	1	—	(6)	(1)	4

Consumer Tissue	(5)	11	—	—	(3)	4	7
North America	(3)	7	1	—	—	5	5
D&E Markets	(9)	13	1	—	(5)	—	5
Developed Markets	(4)	17	—	—	(7)	6	13

KC Professional	(6)	17	1	—	(3)	9	11
North America	(3)	16	(1)	—	(1)	12	12
D&E Markets	(6)	11	2	—	(6)	1	7
Developed Markets	(17)	26	4	—	(6)	7	13

Consolidated	(5)	10	1	—	(4)	2	5
(a)     Impact of the acquisition of Thinx Inc.
(b)     Total may not equal the sum of volume, net price, mix/other, acquisition and currency due to rounding and excludes intergeographic sales.
(c)     Combined impact of changes in volume, net price and mix/other.
Personal Care Segment
Personal Care sales of $2.7 billion decreased 1 percent, while organic sales increased 3 percent, driven by price and mix, partially offset by lower volume. Organic sales included a 1 percentage point impact from the exit of a private label contract. Successful revenue growth management and commercial execution contributed to favorable trends in net revenue realization and better-than-expected elasticities.
First quarter operating profit of $487 million increased 3 percent, with organic growth and cost savings partially offset by input cost inflation, higher marketing, research and general expenses and an unfavorable impact from foreign currency.
Consumer Tissue Segment
Consumer Tissue sales of $1.6 billion increased 4 percent, including organic growth of 7 percent, driven by price partially offset by volume. The segment posted organic growth across all major regions. Successful revenue growth management and improving service levels contributed to top-line growth.
First quarter operating profit of $240 million increased 40 percent, with organic growth and cost savings partially offset by input cost inflation, other manufacturing costs and higher marketing, research and general expenses.

K-C Professional (KCP) Segment
KCP sales of $847 million increased 9 percent, including organic growth of 11 percent, driven by price and mix partially offset by volume. The segment posted organic growth across key categories and regions. Strong revenue growth management contributed to healthy top-line results.
First quarter operating profit of $159 million increased 77 percent, driven by continued focus on cost discipline and profitable growth.
Cash Flow and Balance Sheet
Cash provided by operations was $613 million compared to $204 million last year, driven by the increase in operating profit and improvements in working capital. Capital spending was $201 million compared to $253 million last year. The company completed share repurchases of 265 thousand shares at a cost of $34 million during the quarter. Total debt was $8.5 billion compared to $8.4 billion at the end of 2022.
2023 Outlook
The company updated its full year expectations for 2023 as summarized below.

Metric	Previous	Current
Organic sales	2% - 4%	2% - 4%
FX impact(a) on net sales	(2)%	(2)%
Net sales	0% - 2%	0% - 2%
Operating profit	up mid to high single digits	up low double digits
Input cost impact on operating profit ($ million)	$(200) - $(300)	$(100) - $(200)
FX impact(b) on operating profit ($ million)	$(300) - $(400)	$(300) - $(400)
Effective tax rate	23% - 25%	23% - 25%
Income from equity companies	similar to prior year	up vs. prior year
EPS (vs. adjusted EPS last year)	2% - 6%	6% - 10%
Share repurchases ($ million)	$100 - $150	$100 - $150
(a)     Currency translation only
(b)     Currency transaction and translation impacts
This outlook reflects assumptions subject to change given the high level of volatility in the macro environment and does not reflect the impact of the sale of our tissue business in Brazil which is pending customary closing conditions.
Supplemental Materials and Live Webcast
Supplemental materials will be available at 7:00 Central Time in the Investor Relations section of www.kimberly-clark.com. The company will host a live earnings webcast with investors and analysts on April 25, 2023 at 7:30 Central Time.

About Kimberly-Clark
Kimberly-Clark (NYSE: KMB) and its trusted brands are an indispensable part of life for people in more than 175 countries. Fueled by ingenuity, creativity, and an understanding of people’s most essential needs, we create products that help individuals experience more of what’s important to them. Our portfolio of brands, including Huggies, Kleenex, Scott, Kotex, Cottonelle, Poise, Depend, Andrex, Pull-Ups, GoodNites, Intimus, Neve, Plenitud, Sweety, Softex, Viva and WypAll, hold No. 1 or No. 2 share positions in approximately 80 countries. We use sustainable practices that support a healthy planet, build strong communities, and ensure our business thrives for decades to come. We are proud to be recognized as one of the World’s Most Ethical Companies(R) by Ethisphere for the fifth year in a row. To keep up with the latest news and to learn more about the company's 150-year history of innovation, visit kimberly-clark.com.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's website on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's website.
Forward Looking Statements
Certain matters contained in this news release concerning the outlook, anticipated financial and operating results, raw material, energy and other input costs, anticipated currency rates and exchange risks, including in Argentina and Turkey, net income from equity companies, sources and uses of cash, the effective tax rate, the anticipated cost savings from the company’s FORCE program, growth initiatives, product innovations, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. In addition, many factors outside our control, including the war in Ukraine (including the related responses of consumers, customers and suppliers as well as sanctions issued by the U.S., the European Union, Russia or other countries), pandemics (including the ongoing COVID-19 outbreak and the related responses of governments, consumers, customers, suppliers and employees), epidemics, fluctuations in foreign currency exchange rates, prices and availability of our raw materials, supply chain disruptions, disruptions in the capital and credit markets, counterparty defaults (including customers, suppliers and financial institutions with which we do business), failure to realize the expected benefits or synergies from our acquisition and disposition activity (including our pending agreement to sell our Neve tissue brand and associated assets in Brazil), changes in customer preferences, severe weather conditions, government trade or similar regulatory actions, potential competitive pressures on selling prices for our products, energy costs, our ability to maintain key customer relationships, as well as general economic and political conditions globally and in the markets in which we do business, could affect the realization of these estimates.
There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A entitled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2022.
Non-GAAP Financial Measures
This news release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:
•Adjusted earnings and earnings per share
•Adjusted gross and operating profit
•Adjusted effective tax rate
These non-GAAP financial measures exclude the following items for the relevant time periods as indicated in the accompanying non-GAAP reconciliation tables: [divestitures, impairment, restructuring etc]
•Pension settlements. In 2022, the company recognized pension settlement charges related to lump-sum distributions from pension plan assets exceeding the total of annual service and interest costs resulting in a recognition of deferred actuarial losses.
•Acquisition of controlling interest in Thinx. In the first quarter of 2022, the company completed the acquisition of a majority and controlling share of Thinx. As a result of this transaction, a net benefit was recognized primarily due to the nonrecurring, non-cash gain recognized related to the remeasurement of the carrying value of previously held equity investment to fair value partially offset by transaction and integration costs.
The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share.
This news release includes information regarding organic sales growth, which describes the impact of changes in volume, net selling prices and product mix on net sales. Changes in foreign currency exchange rates, acquisitions and exited businesses also impact the year-over-year change in net sales.

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENTS
(Millions, except per share amounts)

	Three Months Ended March 31
	2023	2022	Change
Net Sales	$5,195	$5,095	+2%
Cost of products sold	3,469	3,575	-3%
Gross Profit	1,726	1,520	+14%
Marketing, research and general expenses	924	886	+4%
Other (income) and expense, net	15	(59)	N.M.
Operating Profit	787	693	+14%
Nonoperating expense	(16)	(4)	+300%
Interest income	7	2	+250%
Interest expense	(73)	(65)	+12%
Income Before Income Taxes and Equity Interests	705	626	+13%
Provision for income taxes	(173)	(114)	+52%
Income Before Equity Interests	532	512	+4%
Share of net income of equity companies	43	23	+87%
Net Income	575	535	+7%
Net income attributable to noncontrolling interests	(9)	(12)	-25%
Net Income Attributable to Kimberly-Clark Corporation	$566	$523	+8%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$1.68	$1.55	+8%
Diluted	$1.67	$1.55	+8%

Cash Dividends Declared	$1.18	$1.16	+2%

Common Shares Outstanding	March 31
	2023	2022
Outstanding shares as of	337.4	337.0
Average diluted shares for three months ended	338.6	338.2

Unaudited
N.M. - Not Meaningful

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended March 31, 2022
	As Reported	Acquisition of Controlling Interest in Thinx	As Adjusted Non-GAAP
Marketing, research and general expenses	$886	$21	$865
Other (income) and expense, net	(59)	(85)	26
Operating Profit	693	64	629
Provision for income taxes	(114)	4	(118)
Effective tax rate	18.2%	—	21.0%
Net Income Attributable to Kimberly-Clark Corporation	523	68	455
Diluted Earnings per Share(a)	1.55	0.20	1.35
(a)"As Adjusted Non-GAAP" may not equal "As Reported" plus "Adjustments" as a result of rounding.

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Millions)

	March 31, 2023	December 31, 2022
ASSETS
Current Assets
Cash and cash equivalents	$524	$427
Accounts receivable, net	2,430	2,280
Inventories	2,224	2,269
Other current assets	673	753
Total Current Assets	5,851	5,729
Property, Plant and Equipment, Net	7,866	7,885
Investments in Equity Companies	281	238
Goodwill	2,090	2,074
Other Intangible Assets, Net	868	851
Other Assets	1,221	1,193
TOTAL ASSETS	$18,177	$17,970

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$536	$844
Trade accounts payable	3,788	3,813
Accrued expenses and other current liabilities	2,376	2,289
Dividends payable	394	388
Total Current Liabilities	7,094	7,334
Long-Term Debt	7,945	7,578
Noncurrent Employee Benefits	645	654
Deferred Income Taxes	612	647
Other Liabilities	810	799
Redeemable Common and Preferred Securities of Subsidiaries	210	258
Stockholders' Equity
Kimberly-Clark Corporation	719	547
Noncontrolling Interests	142	153
Total Stockholders' Equity	861	700
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$18,177	$17,970

2023 Data is Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED CASH FLOW STATEMENTS
(Millions)

	Three Months Ended March 31
	2023	2022
Operating Activities
Net income	$575	$535
Depreciation and amortization	188	188
Asset impairments	11	—
Gain on previously held equity investment in Thinx	—	(85)
Stock-based compensation	24	16
Deferred income taxes	(50)	(52)
Net (gains) losses on asset dispositions	2	6
Equity companies' earnings (in excess of) less than dividends paid	(43)	(23)
Operating working capital	(85)	(369)
Postretirement benefits	(6)	(14)
Other	(3)	2
Cash Provided by Operations	613	204
Investing Activities
Capital spending	(201)	(253)
Acquisition of business, net of cash acquired	—	(34)
Investments in time deposits	(177)	(83)
Maturities of time deposits	259	255
Other	4	(1)
Cash Used for Investing	(115)	(116)
Financing Activities
Cash dividends paid	(391)	(384)
Change in short-term debt	(308)	834
Debt proceeds	348	—
Debt repayments	—	(300)
Proceeds from exercise of stock options	11	23
Acquisitions of common stock for the treasury	(30)	(25)
Cash dividends paid to noncontrolling interests	(16)	—
Other	(11)	(15)
Cash Used for Financing	(397)	133
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(4)	2
Change in Cash and Cash Equivalents	97	223
Cash and Cash Equivalents - Beginning of Period	427	270
Cash and Cash Equivalents - End of Period	$524	$493

Unaudited

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended March 31
	2023	2022	Change
NET SALES
Personal Care	$2,704	$2,729	-1%
Consumer Tissue	1,634	1,568	+4%
K-C Professional	847	780	+9%
Corporate & Other	10	18	N.M.
TOTAL NET SALES	$5,195	$5,095	+2%

OPERATING PROFIT
Personal Care	$487	$475	+3%
Consumer Tissue	240	171	+40%
K-C Professional	159	90	+77%
Corporate & Other(a)	(84)	(102)	N.M.
Other (income) and expense, net(a)	15	(59)	N.M.
TOTAL OPERATING PROFIT	$787	$693	+14%
(a)Corporate & Other and Other (income) and expense, net include income and expense not associated with the business segments, including adjustments as indicated in the Non-GAAP Reconciliations.

Unaudited
N.M. - Not Meaningful

Relations contact: Christina Cheng, KC.InvestorRelations@kcc.com
Media Relations contact: David Kellis, media.relations@kcc.com

[KMB-F]
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